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                                                                 EXHIBIT 10.34.3

                (b) Inventory and Supplies. All inventory and supplies acquired by Seller for resale or use in the performance of the INS Contract and located at the Facility at Closing (as hereinafter defined).

                (c) Contract Rights and Records. All assignable contracts, contract rights and agreements relating to the operation of the Facility, including, without limitation, the INS Contract and all purchase orders and agreements with the INS related thereto, which are assumed by Buyer, together with copies of all administrative records and other books and records relating to the performance of the INS Contract.

                (d) Leasehold and Land Improvements. All right, title and interest in the following leasehold and land improvements located at the Facility ("Improvements"): leasehold improvements under Seller's account number 210400, and land improvements, including fencing under Seller's account number 210401.

        Seller shall transfer the Assets to Buyer free and clear of all liabilities, obligations, liens, and encumbrances, security interests, mortgages and similar interests of any kind or nature whatsoever excepting only those liabilities and obligations which are expressly to be assumed by Buyer in accordance with Section 1.2 hereof. Buyer shall take possession of the Assets at Closing, which Closing shall occur as soon as practical after the INS executes the Novation Agreement (as defined in Section 6.3 hereof).

        1.2     Liabilities.    Except as set forth on Schedule 1.2 hereto,
Buyer shall not assume any debt, account payable, liability (whether arising in the normal course of business, in connection with an employer-employee relationship or otherwise), obligation, agreement, lien, encumbrance, contract, or lease, nor any liability under local, state, or federal laws, of Seller.

                                   ARTICLE II

                                 PURCHASE PRICE


        2.1 Purchase Price. In consideration of the sale, transfer, conveyance, assignment, and delivery of the Assets by Seller or Buyer, and in reliance upon the representations and warranties made herein by Seller, Buyer will, in full payment thereof, pay to Seller a total purchase price (the "Purchase Price") of the lessor of (i) $123,000 multiplied by the number of months remaining on the INS Contract upon commencement of service by Buyer under the terms thereof, or (ii) $6,222,905. The Purchase Price will be paid by the Buyer in equal monthly installments of $123,000 payable on the first day of each month with the first payment due on the first day of the month following the month of commencement of operations by Buyer under the INS Contract, and the last payment due on August 1, 1999. If the INS extends the contract beyond August 1, 1999, CCA shall pay to Esmor $123,000 for each month of the contract extension up to a maximum amount of the difference between payments made through August 1, 1999 and $6,222,905. These payments of $123,000 each shall be made upon the first day of the month during the extension until the total difference is paid.


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